EXHIBIT 35.1

Servicer Compliance Certificate

FIFTH THIRD AUTO TRUST 2015-1

The undersigned, a duly authorized officer of Fifth Third Bank (“Fifth Third”), an Ohio banking corporation, as servicer (in such capacity, the “Servicer”) under the Servicing Agreement, dated as of November 5, 2015 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Servicing Agreement”), by and among Fifth Third Auto Trust 2015-1, the Servicer and Deutsche Bank Trust Company Americas, as Indenture Trustee, does hereby certify that:

1.

A review of the activities of the Servicer during the period from January 1, 2018 through December 31, 2018 (the “Reporting Period”), and of its performance under the Servicing Agreement has been made under my supervision; and

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Reporting Period.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this 28th day of March, 2019.

FIFTH THIRD BANK
By:	/s/ Nathan Steuber
Name: Nathan Steuber
Title: Vice President

Servicer Compliance Certificate

(FTAT 2015-1)